EXHIBIT 99.2

Greenhouse Solutions Inc. enhances Design & Consulting Leadership Team


GREENWOOD VILLAGE, JANUARY 27, 2015)

Greenhouse Solutions Inc. (OTC PINK; GRSU - News) is pleased to announce the appointment of industry leading architect Ted Tinsman as Vice President of Architecture and industry leading mechanical engineer Loren Priest as Vice President of Engineering. Management believes that the appointment of these two industry leaders to the company's Design & Consulting team not only sets the company apart from competitors but furthers the company's strategy.

From 2010-2015 Ted Tinsman has owned and operated Architectural Element, an architecture company focused on MMJ and MJ plant husbandry design and MMJ and MJ permitting located in Denver Colorado. Mr. Tinsman has designed over 250 MJ related facilities in Colorado alone as well as a number of MJ facilities nation-wide. Mr. Tinsman's projects include greenhouse complexes, greenhouses-on-pop-tops over existing Denver grows, MIP kitchens with many sewer use and drain permits for trench drains, hydroponic effluent evacuation and disposal, dispensaries, corporate offices, and all extractions. Mr. Tinsman acquired his Colorado Architect license June 1995. He holds a Master of Architecture and Bachelor of Arts in Architecture from University of Illinois at Urbana-Champaign and a Bachelor of Arts, Art and Philosophy from Lafayette College. Mr. Tinsman has been a practicing architect for 20 years.

"I'm extremely excited to join Greenhouse Solutions team of industry experts," Stated Ted Tinsman, the company's new VP of Architecture. "I pride myself in knowing all of my clients' growing styles and consistently giving them the ability to maximize quality yields in a clean, repetitive factory-like atmosphere. This ideology can be implemented from the smallest to the largest of grows. In combination with a Master Grower's cultivation style there also needs to be consistency in the product harvest after harvest, which many times centers on the growing environment." Ted continued. "This new MJ market is my opportunity to be a specialist, however, I want to tie all of this construction experience together into one service for long-range planning and construction for the MJ field. Since any MJ facility owner is also in sense a real estate developer by default, they need a long-range and bottom-line oriented development team and architect who can both create innovative plans as well as occasionally resemble an attorney who uses the building code, where every project is a continuous fight to get the most for our clients." Ted concluded.

From 2010-2015 Loren Priest has been head of engineering for Architectural Element, an architecture company focused on MMJ and MJ plant husbandry design and MMJ and MJ permitting located in Denver Colorado. Mr. Priest has mechanically engineered a large number of MJ facilities covering all aspects of the Marijuana business. Mr. Priest has more than 25 years of experience in the mechanical and electrical engineering field running numerous projects from inception to completion. Mr. Priest is currently LEED AP certified, and is well versed in the principals of Green Building Design and implementation. Mr. Priest was appointed by Governors Owens and Ritter to the Colorado State Electrical Board from 2005 to 2011 and was elected Chairman of the Board from 2008 thru 2011. Mr. Priest has worked on projects in over 43 states as well as completed projects for companies such as AT&T, Cricket, Nextel, Sprint, Verizon, American Tower, and Crown Castle.

 "The addition of Ted and Loren to our consult and design division further solidifies our leadership role in this department," stated John George Michak III, the company's COO. "Combining their vast knowledge and expertise to our already strong group of affiliates sets us apart from our competitors." He continued. "We are very excited about what the future holds for Greenhouse as a company." John concluded.

Greenhouse Solutions Inc. Design & Consulting

Greenhouse Solutions' design & consulting service offers an all-inclusive solution to the expansion and efficiency of hydroponic and agricultural businesses nationwide. The company is able to supply a comprehensive solution to the design, build, implementation, production, and expansion of all variations of indoor, outdoor, and greenhouse agricultural business. The company utilizes its in house design, consultation, construction and online hydroponic store in conjunction with the company's industry leading and grow experts to cover all bases in this bourgeoning industry. The company believes the experience of its design and consulting team far exceeds that of any current competitor's nation-wide.

Greenhouse Solutions' Products Development

Greenhouse Solutions Inc. is expanding its business model into a Company with efforts in the development, marketing, production, and sales of cannabidiol ("CBD") products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401) and other licensed formulae. Cannabidiol (CBD) is a naturally-occurring substance found in both the cannabis and hemp species of the Cannabis Sativa plant. The extracted oil is non-psychoactive and is actively being researched and implemented in a number of conditions, including: Dravet Syndrome, Multiple Sclerosis (MS), depression, and schizophrenia. As research continues into the broad spectrum of uses for CBD, Greenhouse Solutions will seek to develop and produce various products for the wellness marketplace that utilize the ingredient.

The company encourages all current and prospective investors and clients to visit greenhousesolutionsinc.com for further updates and contact info.

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The change in management and announcements made herein should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:
info.ir@greenhousesolutionsinc.com
720-528-4050